                                                                 Exhibit 10(c)

SELECTED FINANCIAL INFORMATION
- -------------------------------------------------------------------------------

                                               YEARS ENDED JUNE 30
                                     (in thousands, except per share amounts)
                                     1996     1995     1994     1993      1992
INCOME STATEMENT DATA:
NET SALES                          $194,638 $180,252 $185,968 $163,426 $155,794
COST OF SALES                       190,173  159,149  148,320  130,551  127,883
- --------------------------------------------------------------------------------
  GROSS PROFIT                        4,465   21,103   37,648   32,875   27,911
SELLING, GENERAL &
  ADMINISTRATIVE EXPENSES             9,001   10,553   12,212   10,677    9,794
OTHER OPERATING INCOME (EXPENSE)        159     (107)    (669)    (264)      17
- --------------------------------------------------------------------------------
  INCOME (LOSS) FROM OPERATIONS      (4,377)  10,443   24,767   21,934   18,134
OTHER INCOME (LOSS), NET              1,309   (4,225)     924    1,045    1,191
INTEREST EXPENSE                     (2,556)    (606)    (127)     (71)     (93)
- --------------------------------------------------------------------------------
  INCOME (LOSS) FROM CONTINUING
    OPERATIONS BEFORE INCOME TAXES   (5,624)   5,612   25,564   22,908   19,232
PROVISION (CREDIT) FOR INCOME TAXES  (2,218)   2,273    9,713    8,278    7,020
- --------------------------------------------------------------------------------
  INCOME (LOSS) FROM
    CONTINUING OPERATIONS            (3,406)   3,339   15,851   14,630   12,212
DISCONTINUED OPERATIONS                                          1,665    1,294
CUMULATIVE EFFECT OF CHANGE IN
  ACCOUNTING PRINCIPLES--POST-RETIREMENT BENEFIT                (2,241)
CUMULATIVE EFFECT OF CHANGE IN
  ACCOUNTING PRINCIPLES--INCOME TAXES                            2,182
- --------------------------------------------------------------------------------
NET INCOME (LOSS)                  $ (3,406) $ 3,339 $ 15,851 $  6,236 $ 13,506
================================================================================
EARNINGS (LOSS) PER COMMON SHARE
  Continuing operations                (.35)     .34     1.62     1.50     1.25
    Discontinued operations                                        .17      .13
    Cumulative effect of changes in accounting principles         (.01)
- --------------------------------------------------------------------------------
                                   $  (.35)  $   .34 $   1.62 $   1.66 $   1.38
================================================================================
Cash dividends per common share                  .50      .50      .50      .48
Weighted average common
  shares outstanding                  9,765    9,765    9,765    9,765    9,765

BALANCE SHEET DATA:
  Working capital                    37,113   26,955   21,951   41,580   37,021
  Total Assets                      172,785  176,749  168,146  126,671  115,626
  Long-term debt,
    less current maturities          40,933   38,908   25,000                50
  Stockholders' equity             $109,222 $112,628 $114,173 $103,206 $ 91,853

                                           MANAGEMENT'S DISCUSSION AND ANALYSIS
- -------------------------------------------------------------------------------

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

                              RESULTS OF OPERATIONS
     The following table sets forth items in the Company's consolidated statements of income expressed as percentages of net sales for the years indicated and the percentage change in the dollar amount of such items compared to the prior period:

                                Percentage of Net Sales       Percentage
                                  Years Ended June 30     Increase (Decrease)
- --------------------------------------------------------------------------------
                                                        Fiscal 1996  Fiscal 1995
                                1996     1995    1994    Over 1995    Over 1994
- --------------------------------------------------------------------------------
Net sales                      100.0%     100.0%     100.0%     8.0%     (3.1)%
Cost of sales                   97.7       88.3       79.8     19.5       7.3
- --------------------------------------------------------------------------------
Gross profit                     2.3       11.7       20.2    (78.8)    (43.9)
Selling, general
and administrative expenses      4.6        5.8        6.6    (14.7)    (13.6)
Other operating income (loss)     .1        (.1)       (.3)   248.6      84.0
- --------------------------------------------------------------------------------
Income from operations          (2.2)       5.8       13.3   (141.9)    (57.8)
Other income (expense)           (.6)      (2.7)        .4    (74.2)   (706.1)
- --------------------------------------------------------------------------------
Income from continuing opera-
tions before income taxes       (2.8)       3.1       13.7   (200.2)    (78.0)
Provision for income taxes      (1.1)       1.2        5.2   (197.6)    (76.6)
- --------------------------------------------------------------------------------
Income from continuing opera-
tions                           (1.7)%      1.9%       8.5%  (202.0)%   (78.9)%
================================================================================


Fiscal 1996 Compared to Fiscal 1995

     The Company experienced a $3,406,000 net loss in fiscal 1996 compared to net income of $3,339,000 in fiscal 1995. The decline, which actually began in the third quarter of fiscal 1995, was due primarily to unusually high raw material costs for grain in the face of greatly increased competition from foreign exporters of vital wheat gluten and a relatively flat market for fuel grade alcohol. The combination of these factors significantly restricted the ability of the Company to adjust the price of its gluten and fuel alcohol to compensate for the increased grain costs. In response to these negative conditions, the Company developed an intense cash management program to reduce costs and improve cash flow, including reductions in management and administrative compensation and benefits, and strategies to maximize operating results by maintaining a high degree of flexibility in targeting production levels and product sales mixes.

     The upward surge in grain prices was driven by a worldwide shortage of grain supplies, and concerns about crop conditions during the 1996 season due principally to weather-related factors. As a result, the company's corn and milo costs averaged 44% more per bushel in fiscal 1996 compared to the prior year. Wheat costs in fiscal 1996 averaged 32% more per bushel versus the average in fiscal 1995. While the Company used only 2.3 million more bushels of grain in fiscal

                                       11

MANAGEMENT'S DISCUSSION AND ANALYSIS
- -------------------------------------------------------------------------------

1996, its total combined cost for wheat, corn and milo for the year rose approximately $27 million above grain expenditures the prior year. The Company's ability to adjust grain procurement strategies regularly through a strengthened risk management program prevented this increase from being substantially higher.

     Wheat gluten prices failed to adjust to the significant rise in wheat costs, while record amounts of gluten from the European Union (E.U.) poured into the United States. Profits from their highly subsidized and protected wheat starch business have allowed European producers to dump their surpluses of gluten, a co-product, in the U.S. market at prices below U.S. production costs. Low U.S. tariff rates on wheat gluten provide little deterrence to this practice, while high tariffs in Europe effectively prohibit non-European Union member countries from competing in the wheat gluten and wheat starch markets there. A measure that could help rectify this problem has been included in a grains agreement between the U.S. and E.U. Ratified on July 22, 1996, the agreement was part of a compensation package which the U.S. requested following the enlargement of the E.U. from 12 to 15 countries in January, 1995. It states that "If the market share of European Community origin wheat gluten exports into the United States increases in comparison to their average 1990-1992 market share, the European Commission and the United States government shall consult with a view to finding a mutually acceptable solution." Consultations between the U.S. and the E.U. have been requested, and the Company is hopeful that they will ultimately result in the creation of a more level playing field. Until the intensity of competitive conditions subside, pursuant to the outcome of consultations or otherwise, and wheat costs substantially decrease, the Company does not anticipate utilizing a substantial portion of it gluten production capacity.

     Unit sales of alcohol products in fiscal 1996 rose above the prior year's amount. The increase occurred in unit sales of food grade alcohol, which is
sold for beverage and industrial applications.   This more than offset a decline
in unit sales of fuel grade alcohol, which is sold as an octane additive and oxygenate commonly known as ethanol. The reduction in fuel alcohol sales was implemented by the Company due to depressed fuel alcohol prices and exceptionally high grain costs. Fuel alcohol prices remained flat due to increased capacities throughout the industry and low gasoline prices during a substantial portion of fiscal 1996. Due to the significant grain cost increases, combined with adverse market conditions for fuel alcohol and wheat gluten, operations at the Company's Pekin plant were halted for an extended maintenance shutdown during the last month of fiscal 1996. This resulted in reduced production of all of the Company's principal products. Since then, the Company has begun to see indications of strengthened demand in the fuel alcohol market, as well as possibilities for increasing its presence in the food grade alcohol markets.

     Demand for the Company's distillers feed, a principal by-product of the alcohol production process, also remains healthy. In fiscal 1996, unit sales of distillers feed rose above the prior year as the result of increased alcohol production.

     The Company's unit sales of wheat starch in fiscal 1996 continued the upward pattern experienced over the past several years, rising noticeably above the fiscal
                                       12

                                            MANAGEMENT'S DISCUSSION AND ANALYSIS
- --------------------------------------------------------------------------------
1995 total. The increase resulted from higher volumes of unmodified, modified and specialty wheat starches, which was made possible by a 70% increase in the Company's total starch production capacity. Completion of the additional capacity occurred during the first month of fiscal 1996 and greatly improves the Company's ability to meet future increases in demand for wheat starch.

     The Company believes it is in an excellent position to realize significant growth in all principal product categories with a return to more favorable market conditions and lower grain prices. This belief is based on the Company's expanded production capacities, which were completed at the start of fiscal 1996, combined with its low debt-to-equity ratio and strong working capital.

     Net sales in fiscal 1996 increased by approximately $14.4 million above sales in fiscal 1995. The increase was principally due to increased sales of alcohol products and alcohol by-products, the latter consisting mainly of distillers feeds, and higher sales of premium wheat starch. A 15% increase in total alcohol sales resulted from strong demand for food grade beverage and industrial alcohol, mainly in the second and third quarters. Sales of distillers feed climbed 45% compared to the prior year. The rise in wheat starch sales resulted from strengthened market demand. These increases were partially offset by a 21% decrease in sales of wheat gluten due to intense competitive pressures from European gluten producers.

     The cost of sales in fiscal 1996 increased by approximately $31.0 million above the cost of sales in fiscal 1995. The principal cause was a nearly $27.0 million increase in raw material costs for grain. Other manufacturing cost increases principally included a $5.2 million increase in depreciation and a $2.4 million rise in operating costs associated with increased energy requirements resulting from the Company's expanded production facilities at its Pekin, Illinois plant. These increases were partially offset by a $4.3 million decrease from excess costs incurred at the Pekin plant during 1995 to maintain full operations during the expansion project.

     Selling, general and administrative expenses in fiscal 1996 were down approximately $1.6 million compared to the prior year. This principally was due to a decrease of almost $1.2 million resulting from reductions in compensation, and costs for the Company's management and employee incentive programs.

     The consolidated effective income tax rate is consistent for all periods. The general effects of inflation were minimal.

     Other income amounted to $1.3 million compared to a loss of $4.2 in fiscal 1995, which was primarily due to the $5.0 million write-off of a coal-fired boiler at the Company's Pekin plant during 1995.

    Interest expense increased as most of the new production facilities in Pekin came on line during fiscal 1995. Therefore, far less interest was capitalized as part of these projects.

     As the result of the foregoing factors, the Company experienced a net loss of $3,406,000 in fiscal 1996 compared to net income of $3,339,000 in fiscal 1995.

MANAGEMENT'S DISCUSSION AND ANALYSIS
- --------------------------------------------------------------------------------

Fiscal 1995 Compared to Fiscal 1994

     The Company's sales and earnings in fiscal 1995 declined significantly compared to these same results in fiscal 1994. Lower unit sales of vital wheat gluten combined with reduced efficiencies associated with the start-up of new distillery equipment at the Company's Pekin, Illinois plant were principal causes for the decrease.

     The drop in wheat gluten volume resulted from reduced marketing opportunities due to increased gluten imports from Europe. The high unit sales of wheat gluten which the Company experienced in the latter half of fiscal 1994 resulted from an exceptionally large increase in demand during that period. This situation was caused by a worldwide shortage of gluten due to poor quality, low protein-yielding wheat. After a return to more normal crop conditions during the summer of 1994, the U.S. market began experiencing a substantial rise in imported wheat gluten from the European Union, where wheat starch and gluten capacities underwent sizeable increases.

     The Company's unit sales of alcohol products in fiscal 1995 were up significantly compared to the prior year's amount. Substantial increases occurred in unit sales of both fuel grade alcohol, which is sold as an octane additive and oxygenate commonly known as ethanol, and food grade alcohol, which is sold for beverage, industrial and commercial applications. The increase in the food grade category resulted from higher unit sales of beverage alcohol, which more than offset a slight decrease in industrial alcohol volume. That decrease resulted from a change in the Company's alcohol production mix in the second and third quarters, which was required to satisfy heightened customer needs in the fuel market during those periods. Demand in the food grade markets, however, remained strong. The Company's ability to meet this demand was enhanced by the availability of additional production capacity at its Pekin plant. Growth opportunities in the fuel grade alcohol market were expected to occur at a more gradual rate than previously anticipated due to the reversal in the spring of 1995 of an Environmental Protection Agency regulation requiring that renewable fuel oxygenates such as grain-based ethanol play a larger role in satisfying future Clean Air Act requirements in certain areas of the country.

     Designed to substantially increase Midwest Grain's total alcohol production capacity, the distillery expansion was scheduled to be on line by January, 1995. However, the completion was delayed by unanticipated mechanical equipment problems with two new distillery feed dryers. At the end of the third quarter of fiscal 1995, intermediate repairs to the dryers were completed by the equipment supplier. Final repairs to the equipment were scheduled to be completed early in the second quarter of fiscal 1996, substantially improving production capabilities. However, due to depressed market prices and increased grain costs, the Company expected its production of fuel grade alcohol to be minimized until more favorable conditions materialized.

     The Company's unit sales of wheat starch in fiscal 1995 rose considerably above the prior year's level. The increase resulted mainly from higher volumes of modified wheat starches, which are sold in a variety of special market niches. A 70% increase in wheat starch

                                            MANAGEMENT'S DISCUSSION AND ANALYSIS
- --------------------------------------------------------------------------------

production capacity, that was originally slated for completion at the Pekin plant toward the end of the third quarter of fiscal 1995, was delayed until the end of the fourth quarter. The postponement was in part due to the delay in the distillery expansion. With the completion of additional wheat starch capacity, the Company's ability to satisfy current and future demand for modified and unmodified wheat starch became greatly enhanced.

     Net sales in fiscal 1995 decreased by approximately $5.7 million below sales in fiscal 1994. The decrease was principally due to lower sales of vital wheat gluten, which fell nearly 30% as the result of increased foreign competition and a reduction in market demand compared to the extraordinary demand experienced in the latter half of fiscal 1994.

     A 16% increase in sales of alcohol products compared to the prior year principally resulted from a significant jump in fuel alcohol volume. Sales of distillers feeds, a by-product of the alcohol production process, rose modestly compared to feed sales in 1994. A continued increase in sales of modified wheat starches pushed total wheat starch sales approximately 11% above the prior year's level.

     During fiscal 1995 and continuing into fiscal 1996, grain costs increased to unusually high levels in the face of intense competition from foreign exporters of vital wheat gluten and relatively flat markets for fuel grade ethanol and poor markets for distillers feeds. The combination of these factors significantly restricted the ability of the Company to adjust the price of its gluten, fuel grade alcohol and distillers feeds to compensate for the high grain costs.

     The cost of sales in fiscal 1995 rose by approximately $10.8 million above cost of sales in fiscal 1994. Principal causes were increased raw material costs for grain, a $2.6 million increase in maintenance and repair costs and a $2.2 million increase in energy costs. The higher maintenance and repair costs were mainly due to work associated with the distillery expansion at the Company's Pekin plant. The higher energy and raw material costs resulted mainly from increased alcohol production, which was made possible by the distillery expansion in the second half of fiscal 1995, and increased grain prices. Other manufacturing cost increases were due to higher costs for chemicals and additives resulting from increased production of modified wheat starches, and depreciation of buildings and equipment.

     Selling, general and administrative expenses in fiscal 1995 were down approximately $1.7 million compared to the prior year. This principally was due to a decrease of approximately $2 million in the Company's management and employee incentive programs as a result of the decline in the company's earnings performance. These reductions helped to more than offset increases which were incurred generally throughout the remainder of the expense categories.

     Other income in fiscal 1995 was down approximately $5.1 million compared to the prior year. This resulted primarily from a non-recurring write-off for the remaining book value of an inactive coal-fired boiler in the fourth quarter amounting to $5.0 million. This write-off was made after

MANAGEMENT'S DISCUSSION AND ANALYSIS
- --------------------------------------------------------------------------------

negotiations with a local utility culminated in 15- and 7-year fixed pricing agreements for steam heat and electricity, respectively, with the option to renew the steam heat agreement for an additional 19 years.

     The consolidated effective income tax rate increased as a result of state tax rates. The general effects of inflation were minimal.

     As the result of the foregoing factors, the Company realized net income of $3,339,000 in fiscal 1995 compared to net income of $15,851,000 in fiscal 1994.


                         QUARTERLY FINANCIAL INFORMATION

Generally, the Company's sales are not seasonal except for variations affecting fuel grade alcohol, beverage alcohol and gluten sales. In recent years, demand for fuel grade alcohol has tended to increase during the fall and winter to satisfy clean air standards during those periods. Beverage alcohol sales tend to peak in the fall as distributors order stocks for the holiday season, while gluten sales tend to increase during the second half of the fiscal year as demand increases for hot dog buns and similar bakery products. The following table shows quarterly information for each of the years ended June 30, 1996 and 1995.

                                              Quarter Ending
- --------------------------------------------------------------------------------
                          Sept. 30    Dec. 31    March 31    June 30     Total
- --------------------------------------------------------------------------------
                                 (in thousands except per share amounts)
FISCAL 1996
Sales                     $47,160     $55,751     $53,871    $37,856   $194,638
Gross profit                 (937)      3,619       1,304        479      4,465
Net income (loss)          (2,377)        195        (410)      (814)    (3,406)
Earnings (loss) per share    (.25)        .02        (.04)      (.08)      (.35)

FISCAL 1995
Sales                     $45,984     $44,488     $42,005    $47,775   $180,252
Gross Profit                7,650       6,734       2,973      3,746     21,103
Net Income (Loss)           2,756       2,237         298     (1,952)     3,339
Earnings (Loss) Per Share     .28         .23         .03       (.20)       .34

                                            MANAGEMENT'S DISCUSSION AND ANALYSIS
- --------------------------------------------------------------------------------

                         LIQUIDITY AND CAPITAL RESOURCES

                The following table is presented as a measure of the Company's liquidity and financial condition:


                                                             At June 30,
- --------------------------------------------------------------------------------
                                                         1996          1995
- --------------------------------------------------------------------------------
                                                           (in thousands)

Cash and cash equivalents                              $  3,759      $    460
Working capital                                          37,113        26,955
Amounts available under lines of credit                  18,600        12,000
Note payable and long-term debt                          40,933        38,908
Stockholders' equity                                   $109,222      $112,628
- --------------------------------------------------------------------------------

     Although the Company's income statement reflects losses due to factors previously mentioned, a number of actions have enabled the Company to continue to generate positive cash flows, maintain a strong working capital position and a relatively low debt-to-equity ratio during this period of adversity. These include stringent cost reduction measures, reductions in capital expenditures due to the completion of the Pekin plant expansion program, the suspension of quarterly cash dividends to stockholders and changes in production, purchasing, and marketing strategies.

     Due to the recent completion of major capital improvement projects at both plants, there will not be significant capital improvement requirements in the near future. At June 30, 1996, the Company had $400,000 committed to improvements and replacements of existing equipment.

     While grain costs have begun to decline, the current high cost of grain and low selling prices are expected to continue to negatively impact the Company's liquidity in the near term. However, management believes that the strategies which continue to be implemented, together with the Company's strong working capital and available lines of credit, should enable the Company to weather current adversities and remain well positioned for a return to more favorable conditions.

INDEPENDENT ACCOUNTANT'S REPORT
- --------------------------------------------------------------------------------

Board of Directors and Stockholders
Midwest Grain Products, Inc.
Atchison, Kansas

     We have audited the accompanying consolidated balance sheets of MIDWEST GRAIN PRODUCTS, INC. as of June 30, 1996 and 1995, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the three years in the period ended June 30, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of MIDWEST GRAIN PRODUCTS, INC. as of June 30, 1996 and 1995, and the results of its operations and its cash flows for each of the three years in the period ended June 30, 1996, in conformity with generally accepted accounting principles.


                                                  /s/Baird, Kurtz & Dobson

                                                  BAIRD, KURTZ & DOBSON
Kansas City, Missouri
August 9, 1996

                                                                FINANCIAL REVIEW
- --------------------------------------------------------------------------------

                      CONSOLIDATED STATEMENTS OF OPERATIONS
                     YEARS ENDED JUNE 30, 1996, 1995 AND 1994

- --------------------------------------------------------------------------------
                                           1996         1995         1994
- --------------------------------------------------------------------------------
                                      (in thousands, except per share amounts)
NET SALES                                $194,638     $180,252     $185,968
COST OF SALES                             190,173      159,149      148,320
- --------------------------------------------------------------------------------
GROSS PROFIT                                4,465       21,103       37,648
SELLING, GENERAL &
  ADMINISTRATIVE EXPENSES                   9,001       10,553       12,212
- --------------------------------------------------------------------------------
                                           (4,536)      10,550       25,436
OTHER OPERATING INCOME (EXPENSE)              159         (107)        (669)
- --------------------------------------------------------------------------------
INCOME (LOSS) FROM OPERATIONS              (4,377)      10,443       24,767
OTHER INCOME (LOSS), NET                    1,309       (4,225)         924
INTEREST EXPENSE                           (2,556)        (606)        (127)
- --------------------------------------------------------------------------------
INCOME (LOSS) BEFORE INCOME TAXES          (5,624)       5,612       25,564
PROVISION (CREDIT) FOR INCOME TAXES        (2,218)       2,273        9,713
- --------------------------------------------------------------------------------
NET INCOME (LOSS)                        $ (3,406)    $  3,339     $ 15,851
================================================================================
EARNINGS (LOSS) PER COMMON SHARE         $   (.35)    $    .34     $   1.62
================================================================================
                  See Notes to Consolidated Financial Statements

FINANCIAL REVIEW
- --------------------------------------------------------------------------------
                           CONSOLIDATED BALANCE SHEETS
                              JUNE 30, 1996 AND 1995
- --------------------------------------------------------------------------------
                                                             1996          1995
- --------------------------------------------------------------------------------
                                                               (in thousands)
ASSETS
CURRENT ASSETS
  Cash and cash equivalents                                $  3,759     $    460
  Receivables (less allowance for
    doubtful accounts; 1996--$285; 1995--$85)                18,365       21,550
  Notes receivable                                                           919
  Inventories                                                19,913       14,690
  Prepaid expenses                                              573          560
  Deferred income taxes                                       1,531          875
  Income taxes receivable                                     3,063        2,338
- --------------------------------------------------------------------------------
    Total Current Assets                                     47,204       41,392
- --------------------------------------------------------------------------------
PROPERTY & EQUIPMENT, at cost                               210,304      206,336
  Less accumulated depreciation                              85,155       71,424
- --------------------------------------------------------------------------------
PROPERTY & EQUIPMENT, NET                                   125,149      134,912
- --------------------------------------------------------------------------------
OTHER ASSETS                                                    432          445
- --------------------------------------------------------------------------------
TOTAL ASSETS                                               $172,785     $176,749
================================================================================

LIABILITIES & STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
  Accounts payable                                         $  6,416     $  7,807
  Accrued expenses                                            3,675        6,630
- --------------------------------------------------------------------------------
    Total Current Liabilities                                10,091       14,437
- --------------------------------------------------------------------------------
LONG-TERM DEBT                                               40,933       38,908
- --------------------------------------------------------------------------------
POST-RETIREMENT BENEFITS                                      5,945        5,449
- --------------------------------------------------------------------------------
DEFERRED INCOME TAXES                                         6,594        5,327
- --------------------------------------------------------------------------------
STOCKHOLDERS' EQUITY
  Capital stock
    Preferred, 5% non-cumulative, $10 par value; authorized
    1,000 shares; issued and outstanding 437 shares               4            4
    Common, no par; authorized 20,000,000 shares; issued
    and outstanding 9,765,172                                 6,715        6,715
  Additional paid-in capital                                  2,485        2,485
  Retained earnings                                         100,018      103,424
- --------------------------------------------------------------------------------
TOTAL STOCKHOLDERS' EQUITY                                  109,222      112,628
- --------------------------------------------------------------------------------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                 $172,785     $176,749
================================================================================
                 See Notes to Consolidated Financial Statements

                                                                FINANCIAL REVIEW
- --------------------------------------------------------------------------------

                 CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                     YEARS ENDED JUNE 30, 1996, 1995 AND 1994

- --------------------------------------------------------------------------------
                                               Additional
                          Preferred   Common     Paid-in     Retained
                            Stock     Stock      Capital     Earnings    Total
                                              (in thousands)
- --------------------------------------------------------------------------------
BALANCE, JUNE 30, 1993        $4      $6,715      $2,485     $ 94,002  $103,206
  1993 net income                                              15,851    15,851
  Payment of cash dividends
    of $.50 per share                                          (4,884)   (4,884)
- --------------------------------------------------------------------------------
BALANCE, JUNE 30 1994          4       6,715       2,485      104,969   114,173
  1995 net income                                               3,339     3,339
  Payment of cash dividends
    of $.50 per share                                          (4,884)   (4,884)
- --------------------------------------------------------------------------------
BALANCE, JUNE 30, 1995         4       6,715       2,485      103,424   112,628
  1996 net loss                                                (3,406)   (3,406)
- --------------------------------------------------------------------------------
BALANCE, JUNE 30, 1996        $4      $6,715      $2,485     $100,018  $109,222
================================================================================
                  See Notes to Consolidated Financial Statements

FINANCIAL REVIEW
- --------------------------------------------------------------------------------

                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                     YEARS ENDED JUNE 30, 1996, 1995 AND 1994
- --------------------------------------------------------------------------------
                                                      1996      1995      1994
- --------------------------------------------------------------------------------
                                                           (In Thousands)
CASH FLOWS FROM OPERATING ACTIVITIES
  Net income (loss)                                 $(3,406)   $3,339   $15,851
  Items not requiring (providing) cash:
    Depreciation                                     13,854     8,681     7,160
    (Gain) loss on sale of assets                       (41)    4,696      (513)
    Deferred income taxes                               611      (628)     (742)
  Changes in:
    Accounts receivable                               3,185    (1,198)   (2,452)
    Inventories                                      (5,223)   (1,461)   (2,356)
    Accounts payable                                      4     1,780      (111)
    Income taxes (receivable) payable                  (725)   (3,570)      993
    Other                                            (1,238)     (929)      985
- --------------------------------------------------------------------------------
  Net cash provided by operating activities           7,021    10,710    18,815
- --------------------------------------------------------------------------------
CASH FLOWS FROM INVESTING ACTIVITIES
  Additions to property & equipment                  (5,516)  (38,870)  (45,690)
  Proceeds from sale of equipment                        71       615       738
  Proceeds from notes receivable                        919       645     1,089
  Change in current & non-current investments, net             14,504   (11,260)
- --------------------------------------------------------------------------------
  Net cash used in investing activities              (4,526)  (23,106)  (55,123)
- --------------------------------------------------------------------------------
CASH FLOWS FROM FINANCING ACTIVITIES
  Principle payments on long-term debt                                      (50)
  Proceeds from issuance of long-term debt            2,025    13,908    25,000
  Dividends paid                                     (1,221)   (4,884)   (4,884)
- --------------------------------------------------------------------------------
    Net cash provided by financing activities           804     9,024    20,066
- --------------------------------------------------------------------------------
INCREASE (DECREASE) IN CASH & CASH EQUIVALENTS        3,299    (3,372)  (16,242)
CASH & CASH EQUIVALENTS, BEGINNING OF YEAR              460     3,832    20,074
- --------------------------------------------------------------------------------
CASH & CASH EQUIVALENTS, END OF YEAR                $ 3,759   $   460  $  3,832
================================================================================
                 See Notes to Consolidated Financial Statements

                                                                FINANCIAL REVIEW
- --------------------------------------------------------------------------------
                                      Notes to Consolidated Financial Statements

Note 1:  Nature of Operations and
         Summary of Significant
         Accounting Policies

     Nature of Operations. The activities of Midwest Grain Products, Inc. and its subsidiaries consist of production of vital wheat gluten, premium wheat starch, alcohol products and flour mill products. The Company sells its products on normal credit terms to customers in a variety of industries located primarily throughout the United States. Through its wholly-owned subsidiaries, the Company operates in Atchison, Kansas and Pekin, Illinois (Midwest Grain Products of Illinois, Inc.). Additionally, Midwest Grain Pipeline, Inc., another wholly-owned subsidiary, supplies natural gas to the Company.

     Use of Estimates. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     Principles of Consolidation. The consolidated financial statements include the accounts of Midwest Grain Products, Inc. and all subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation.

     Inventories. Inventories are stated at the lower of cost or market on the first-in, first-out (FIFO) method.

     Property and Equipment. Depreciation is computed using both straight-line and accelerated methods over the estimated useful lives of the assets. The Company capitalizes interest costs as a component of construction in progress, based on the weighted average rates paid for long-term borrowing. Total interest incurred each year was:

                                                     Years Ended June 30,
- --------------------------------------------------------------------------------
                                                1996         1995         1994
- --------------------------------------------------------------------------------
                                                        (in thousands)
Interest costs capitalized                    $  364        $1,570       $1,328
Interest costs charged to expense              2,556           606          127
- --------------------------------------------------------------------------------
                                              $2,920        $2,176       $1,455
================================================================================

     Earnings Per Common Share. Earnings per common share is based upon the weighted average number of shares and common share equivalents, except when anti-dilutive, totaling 9,765,172 outstanding for each year.

     Cash Equivalents. The company considers all liquid investments with maturities of three months or less to be cash equivalents.

     Income Taxes. Deferred tax liabilities and assets are recognized for the tax effect of the differences between the financial statement and tax basis of assets and liabilities. A valuation allowance is established to reduce deferred tax assets if it is more likely than not that a deferred tax asset will not be realized.

Note 2:  Inventories

     Inventories consist of the following:

                                                                  June 30,
- --------------------------------------------------------------------------------
                                                             1996         1995
- --------------------------------------------------------------------------------
                                                               (in thousands)
Alcohol and spirits                                        $ 9,830      $ 4,035
Unprocessed grain                                            5,203        5,785
Operating Supplies                                           2,632        2,645
Gluten                                                       1,208        1,524
By-products and other                                        1,040          701
- --------------------------------------------------------------------------------
                                                           $19,913      $14,690

FINANCIAL REVIEW
- --------------------------------------------------------------------------------
Notes to Consolidated Financial Statements

Note 3:  Property and Equipment

     Property and equipment consists of the following:

                                                                  June 30,
- --------------------------------------------------------------------------------
                                                             1996         1995
- --------------------------------------------------------------------------------
                                                               (in thousands)
Land, buildings and improvements                          $ 17,411     $ 17,568
Transportation equipment                                     1,166        1,323
Machinery and equipment                                    186,154      166,912
Construction in progress                                     5,573       20,533
- --------------------------------------------------------------------------------
                                                           210,304      206,336
Less accumulated depreciation                               85,155       71,424
- --------------------------------------------------------------------------------
                                                          $125,149     $134,912
================================================================================

Note 4:  Accrued Expenses

     Accrued expenses consist of the following:

                                                                  June 30,
- --------------------------------------------------------------------------------
                                                             1996         1995
- --------------------------------------------------------------------------------
                                                               (in thousands)
Excise taxes                                                $  236       $  602
Employee benefit plans (Note 10)                               374          998
Salaries and wages                                             770        1,138
Dividends declared                                                        1,221
Property taxes                                                 519          573
Insurance                                                      991        1,258
Interest                                                       696          782
Other expenses                                                  89           58
- --------------------------------------------------------------------------------
                                                            $3,675       $6,630
================================================================================

Note 5:  Long-Term Debt

     Long-term debt consists of the following:

                                                                  June 30,
- --------------------------------------------------------------------------------
                                                             1996         1995
- --------------------------------------------------------------------------------
                                                               (in thousands)
Senior notes payable                                       $25,000      $25,000
Line of credit                                              15,000       13,000
Other                                                          933          908
- --------------------------------------------------------------------------------
Long-term portion                                          $40,933      $38,908
================================================================================

     The unsecured senior notes payable are payable in annual installments of $2,273,000 from 1999 through 2008 with the final principal payment of $2,270,000 due in 2009. Interest is payable semiannually at 6.68% per annum for the fifteen-year term of the notes.

     At June 30, 1996, the Company had a $27 million unsecured revolving line of credit expiring on October 1, 1997, with interest at 1% below prime on which there was $15.0 million in borrowings at June 30, 1996. Subsequent to year end, the maturity date of this line of credit was extended to October 1, 1998. All other terms remain the same. The Company had four additional lines of credit totaling $6.6 million expiring on dates through September 1,1997, with interest rates varying from prime to 1% below prime on which there were no borrowings.

     In connection with the above borrowings, the Company, among other covenants, is required to maintain certain financial ratios, including a current ratio of 1.5 to 1, minimum consolidated tangible net worth of $78 million and a debt service coverage ratio of 1.5 to 1.

     The fair value of the senior notes payable debt, based upon the borrowing rate of 7.55% available to the Company at June 30, 1996, was $24,000,000.

     Aggregate annual maturities of long-term debt at June 30, 1996 are as follows:
                                              (in thousands)
                    1997                         $     0
                    1998                          15,823
                    1999                           2,296
                    2000                           2,335
                    2001                           2,298

                    Thereafter                    18,181
               -----------------------------------------------
                                                 $40,933
               ===============================================
                                      24

                                                                FINANCIAL REVIEW
- --------------------------------------------------------------------------------
                                      Notes to Consolidated Financial Statements

Note 6:  Income Taxes

     The provisions (credit) for income taxes are comprised of the following:

                                                     Years Ended June 30,
- --------------------------------------------------------------------------------
                                                1996         1995         1994
- --------------------------------------------------------------------------------
                                                        (in thousands)
Income taxes currently payable (receivable)   $(2,829)      $2,901      $10,455
Income taxes deferred                             611         (628)        (742)
- --------------------------------------------------------------------------------
                                              $(2,218)      $2,273      $ 9,713
================================================================================

     The tax effects of temporary differences related to deferred taxes shown on the consolidated balance sheets are as follows:

                                                                  June 30,
- --------------------------------------------------------------------------------
                                                             1996         1995
- --------------------------------------------------------------------------------
                                                               (in thousands)
Deferred tax assets:
  Accrued employee benefits                                $   156      $   244
  Post-retirement liability                                  2,378        2,179
  Insurance accruals                                         1,002          647
   State operating loss carry forwards                         341
   Other                                                       337          137
- --------------------------------------------------------------------------------
                                                             4,214        3,207
- --------------------------------------------------------------------------------
Deferred tax liabilities:
  Accumulated depreciation                                  (8,857)      (7,197)
  Deferred gain on involuntary conversion                     (420)        (462)
- --------------------------------------------------------------------------------
                                                            (9,277)      (7,659)
- --------------------------------------------------------------------------------
Net deferred tax liability                                 $(5,063)     $(4,452)
================================================================================

     The above net deferred tax liability is presented on the consolidated balance sheets as follows:

                                                                  June 30,
- --------------------------------------------------------------------------------
                                                             1996         1995
- --------------------------------------------------------------------------------
                                                               (in thousands)
Deferred tax asset - current                               $ 1,531      $   875
Deferred tax liability - long-term                          (6,594)      (5,327)
- --------------------------------------------------------------------------------
Net deferred tax liability                                 $(5,063)     $(4,452)
================================================================================

     No valuation allowance has been recorded at June 30, 1996 or 1995.

     A reconciliation of the provision for income taxes at the normal statutory federal rate to the provision (credit) included in the accompanying consolidated statements of operations is shown below:

                                                     Years Ended June 30,
- --------------------------------------------------------------------------------
                                                1996         1995         1994
- --------------------------------------------------------------------------------
                                                        (in thousands)
"Expected" provision (credit)
  at federal statutory rate (34%)             $(1,912)      $1,908       $8,694
Increases (decreases) resulting from:
  Effect of state income taxes                   (236)         223          760
  Other                                           (70)         142          259
- --------------------------------------------------------------------------------
Provision (credit) for income taxes           $(2,218)      $2,273       $9,713
================================================================================

Note 7:  Capital Stock

     The Common Stock is entitled to elect four out of the nine members of the Board of Directors, while the Preferred Stock is entitled to elect the remaining five directors. Holders of Common Stock are not entitled to vote with respect to a merger, dissolution, lease, exchange or sale of substantially all of the Company's assets, or on an amendment to the Articles of Incorporation, unless such action would increase or decrease the authorized shares or par value of the Common or Preferred Stock, or change the powers, preferences or special rights of the Common or Preferred Stock so as to affect the holders of Common Stock adversely.

FINANCIAL REVIEW
- --------------------------------------------------------------------------------
Notes to Consolidated Financial Statements

Note 8:  Other Operating Income (Expense)

     Other operating income (expense) consists of the following:

                                                     Years Ended June 30,
- --------------------------------------------------------------------------------
                                                1996         1995         1994
- --------------------------------------------------------------------------------
                                                        (in thousands)
Truck operations                                $136        $(222)       $ (88)
Warehousing and storage operations               (32)          41         (632)
Miscellaneous                                     55           74           51
- --------------------------------------------------------------------------------
                                                $159        $(107)       $(669)
================================================================================

Note 9:  Energy Commitment

     During fiscal 1995, the Company negotiated an agreement to purchase steam heat and electricity from a utility for its Illinois operations. Steam heat will be purchased for the next 15 years for a minimum monthly charge of $114,000, with a declining fixed charge for purchases in excess of the minimum usage. Electricity purchases will occur at fixed rates through May 31, 2002. In connection with the agreement, the Company leased land to the utility company for 15 years so it could construct a co-generation plant at the Company's Illinois facility. The Company has also agreed to reimburse the utility for the net book value of the plant if the lease is not renewed for an additional 19 years. The estimated net book value of the plant would be $10.6 million at the date.

     As a result of the above agreements, the Board approved the disposal of the coal boiler which previously supplied the majority of the Illinois plant's energy needs. The Company recorded the estimated effect of the disposal as a non-recurring other expense of approximately $5.0 million during the fiscal year ended June 30, 1995.

Note 10:  Employee Benefit Plans

     Pension Plan. The Company has a noncontributory defined benefit pension plan covering union employees. The plan provides benefits based on the participants' years of service. The Company only contributes amounts deductible for federal income tax purposes.

     Pension cost included the following components:

                                                     Years Ended June 30,
- --------------------------------------------------------------------------------
                                                1996         1995         1994
- --------------------------------------------------------------------------------
                                                        (in thousands)
Service cost-benefits earned during year       $  54        $  58        $  53
Interest cost on projected benefit
  obligations                                    150          144          142
Actual investment income earned on plan
  assets                                        (257)        (233)         (83)
Amortization of transition liability and
  difference between actual and expected
  return on plan assets                          133          121          (28)
- --------------------------------------------------------------------------------
Pension cost                                   $  80        $  90        $  84
================================================================================

     The funded status of the plan is as follows:

                                                                  June 30,
- --------------------------------------------------------------------------------
                                                             1996         1995
- --------------------------------------------------------------------------------
                                                               (in thousands)
Accumulated benefit obligations, including vested
  benefits of $2,183 and $2,078                             $2,191       $2,082
================================================================================
Plan assets at fair value                                   $2,071       $1,888
Projected benefit obligations for participants'
  service rendered to date                                   2,191        2,082
- --------------------------------------------------------------------------------
Projected benefit obligations in excess of plan's
  assets                                                      (120)        (194)
Unrecognized gains                                             (75)         (30)
Unrecognized prior service cost                                 57           64
Unrecognized net obligation at July 1, 1987 being
  recognized over the participants' average
  remaining service period                                     106          124
Adjustment required to recognize the minimum
  liability                                                    (88)        (158)
- --------------------------------------------------------------------------------
Minimum pension liability                                   $ (120)      $ (194)
================================================================================

                                                                FINANCIAL REVIEW
- --------------------------------------------------------------------------------
                                      Notes to Consolidated Financial Statements

     Plan assets are invested in cash equivalents, U.S. Government securities, corporate bonds, fixed income funds and common stocks.

     The discount rate used in determining the actuarial present value of the projected benefit obligation was 7.5%. The expected long-term rate of return on the plan's assets was 8.0%.

     Employee Stock Ownership Plans. The Company and its subsidiaries have employee stock ownership plans covering all employees after certain eligibility requirements are met. Contributions to the plans totaled $374,000, $998,000 and $1,323,000 for the years ended June 30, 1996, 1995 and 1994, respectively. Contributions are made in the form of cash and/or additional shares of common stock.

     Post-Retirement Benefit Plan. The Company and its subsidiaries provide certain post-retirement health care and life insurance benefits to all employees. The liability for such benefits is unfunded.

     The status of the Company's plans at June 30, 1996 and 1995 was as follows:

                                                                  June 30,
- --------------------------------------------------------------------------------
                                                             1996         1995
- --------------------------------------------------------------------------------
                                                               (in thousands)
Accumulated post-retirement benefit obligations:
  Retirees                                                  $3,360       $3,374
  Active plan participants                                   1,526        2,237
- --------------------------------------------------------------------------------
Unfunded accumulated obligation                              4,886        5,611
Unrecognized actuarial gain (loss)                           1,059         (162)
- --------------------------------------------------------------------------------
Accrued post-retirement benefit cost                        $5,945       $5,449
================================================================================

Net post-retirement benefit cost included the following components:

                                                                  June 30,
- --------------------------------------------------------------------------------
                                                             1996         1995
- --------------------------------------------------------------------------------
                                                               (in thousands)
Service cost                                                 $159         $201
Interest cost                                                 424          414
- -------------------------------------------------------------------------------
                                                             $583         $615
===============================================================================

     The weighted average annual assumed rate of increase in the per capita cost of covered benefits (i.e., health care cost trend rate) is assumed to be 10.0% (compared to 13.0% assumed for 1995) reducing to 9.0% over five years and 6.0% over 23 years. A one percentage point increase in the assumed health care cost trend rate would have increased the accumulated benefit obligation by $352,000 at June 30, 1996 and the service and interest cost by $42,000 for the year then ended.

     A weighted average discount rate of 8.0% was used in determining the accumulated benefit obligation.

     Stock Incentive Plan. During fiscal 1996, the Company adopted, subject to stockholder approval, a stock incentive plan which permits the issuance of stock awards, options and stock appreciation rights to selected employees of the Company. The plan reserves 450,000 shares of common stock for grant and provides that the term of each award be determined by the committee of the Board of Directors charged with administering the plan.

     Under the terms of the plan, options granted may be either nonqualified or incentive stock options and the exercise price may not be less than the fair market value of a share on the date of the grant. In January 1996, the Company granted 90,000 stock options at $14 per share, exercisable in installments over a five year period. All options are outstanding at June 30, 1996.

FINANCIAL REVIEW
- --------------------------------------------------------------------------------
Notes to Consolidated Financial Statements

Note 11:  Operating Leases

     The Company has several noncancellable operating leases for railcars which expire from August 1996 through October 1999. The leases generally require the Company to pay all service costs associated with the railcars. Rental payments include minimum rentals plus contingent amounts based on mileage.

     Future minimum lease payments at June 30, 1996 are as follows:


                                              (in thousands)
                    1997                          $1,645
                    1998                           1,550
                    1999                           1,312
                    2000                             398
               -----------------------------------------------
               future minimum lease payments      $4,905
               ===============================================

     Rental expense for all operating leases with terms longer than one month totaled $1,546,000, $951,000 and $686,000 for the years ended June 30,1996, 1995 and 1994, respectively.

     Minimum future rentals receivable under noncancellable operating subleases at June 30, 1996, were $147,400.

Note 12:  Significant estimates and concentrations

     Generally accepted accounting principles require disclosure of certain significant estimates and current vulnerabilities due to certain significant concentrations. Those matters include the following:

     * Substantially all of the Company's labor force is covered by collective bargaining agreements which expire September 1, 1996 at the Atchison plant and on November 1, 1996 at the Pekin plant.

     * Under its self-insurance plan, the Company accrues the estimated expense of health care and workers' compensation claims costs based on claims filed subsequent to year-end and an additional amount for incurred but not yet reported claims based on prior experience. An accrual for such costs of $991,000 is included in the accompanying 1996 financial statements. Claims payments based on actual claims ultimately filed could differ materially from these estimates.

     * During the years ended June 30, 1996, 1995 and 1994, the Company had sales to one customer accounting for approximately 10.7%, 10.7% and 14.5%, respectively of consolidated sales.

Note 13:  Additional Cash Flows Information

                                                     Years Ended June 30,
- --------------------------------------------------------------------------------
                                                1996         1995         1994
- --------------------------------------------------------------------------------
                                                        (in thousands)
Noncash Investing and Financing Activities:
  Purchase of property and equipment in
    accounts payable                          $    12       $1,407       $3,931
  Dividends declared                                         1,221        1,221
Additional Cash Payment Information:
  Interest paid (net of amount capitalized)     2,585          519          127
  Income taxes paid (refunded)                $(2,105)      $4,200       $9,460
- --------------------------------------------------------------------------------

Note 14:  Contingencies

     There are various legal proceedings involving the Company and its subsidiaries. Management considers that the aggregate liabilities, if any, arising from such actions would not have a material adverse effect on the consolidated financial position or operations of the Company.